Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2013, with respect to the financial statements and financial highlights and internal control over financial reporting contained in the Registration Statement and Prospectus of KCAP Financial, Inc. and our report dated March 27, 2013, with respect to the senior securities table incorporated by reference in the Registration Statement and Prospectus of KCAP Financial, Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus of KCAP Financial, Inc., and to the use of our name as it appears under the captions “Independent Registered Public Accounting Firm” and “Senior Securities Table.”

/s/ GRANT THORNTON LLP

New York, New York

May 23, 2013